Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$600,000,000

FLOATING RATE SENIOR NOTES, DUE MARCH 2017

FINAL TERM SHEET

Dated March 2, 2012

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa1 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	Floating Rate Senior Notes, due March 2017

Aggregate Principal Amount Initially Being Issued:	$600,000,000

Issue Price:	100.00%

Trade Date:	March 2, 2012

Settlement Date	March 9, 2012 (T+5)

Maturity Date:	March 9, 2017

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	Actual/360

Base Rate:	Three-Month LIBOR (Reuters)

Index Maturity:	90 days

Spread:	285 basis points

Interest Payment Dates and Interest Reset Dates:	March 9, June 9, September 9 and December 9 of each year, commencing on June 9, 2012, subject to adjustment in accordance with the modified following business day convention.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, June 9, 2012, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Loop Capital Markets LLC, Muriel Siebert & Co., Inc.

CUSIP:	06051GEP0

ISIN:	US06051GEP00

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.